Exhibit 99.1

Bank of the James Announces First Quarter of 2023

Financial Results and Declaration of Dividend

Loan and Interest Income Growth, Deposit Strength, Superior Asset Quality

LYNCHBURG, VA, April 21, 2023 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three month period ended March 31, 2023.  The Bank serves Region 2000 (the greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, Roanoke, and Wytheville, Virginia markets.

Net income for the three months ended March 31,  2023 was $1.98 million or $0.43 per basic and diluted share compared with $2.14 million or $0.45 per basic and diluted share for the three months ended March 31, 2022.

Robert R. Chapman III, CEO, commented: “The Company started the year with another solid quarter that reflected balanced income from banking operations and investment management. Total loans increased and our loan portfolio continued to demonstrate diversity and balance, which minimized exposure to specific client and business sector risks. Exceptional loan quality reflected strength and borrowers’ creditworthiness.

“Our emphasis on nurturing long-term, full-service banking relationships and customer loyalty and confidence was evident as we grew deposits during the quarter and experienced no meaningful deposit run-off during a period of uncertainty surrounding the banking industry. Our attention to maintaining diversity in the retail and commercial customer base has kept the level of our uninsured deposits under 20%. Entering the second quarter of 2023, new deposits have continued to flow into the Bank.

“Growing the loan portfolio and keeping pace with prevailing interest rates generated significantly higher interest income. Managing interest expense led to encouraging year-over-year net interest income growth and meaningful improvements in net interest margin and interest spread. Noninterest income included solid contributions from investment management and fee-based services.  While the gains on loans held for sale have decreased because of a decrease in loan volume at our Mortgage Division, we have been able to originate and retain more mortgages to take advantage of increased rates.

“Our capital position, liquidity and reserves are significant and consistent with our commitment to operate with safety and security as the highest priorities. We anticipate continuing to generate new commercial, retail and residential mortgage loans in coming months, with stable but prudent lending activity.

“We will continue to focus on strong client communication and retention. Internally, we are focused on systems and processes to further enhance the Company’s productivity and efficiency, which will support earnings’ strength and drive shareholder value.”

Highlights

•

Total interest income of $9.10 million for the quarter ended March 31, 2023 rose 32% from March 31, 2022, reflecting commercial loan rate adjustments to keep pace with the rising interest rate environment, an increase in the size of the investment portfolio, and growth of retained residential mortgages.

•	Net interest income rose 20% in the first quarter of 2023 compared with a year earlier, primarily reflecting significantly higher interest income partially offset by increased interest expense.
•

Continued prompt response to the changing interest rate environment led to sharply improved net interest margin and interest spread in the first quarter of 2023 compared with the first quarter of 2022.

•

Total noninterest income was $3.04 million in the first quarter of 2023 compared with $3.63 million a year earlier. Income from gain on sale of residential mortgage loans declined as volume declined, partially offset by interchange income on card activity, growth of commercial treasury services income, and wealth management fees generated by PWW.

•

Loans, net of the allowance for credit losses, increased to $618.22 million at March 31, 2023 compared with $605.37 million at March 31, 2022,  primarily reflecting commercial real estate and residential mortgage loan growth.

•	Asset quality remained strong, with a ratio of nonperforming loans to total loans of 0.02% at March 31, 2023 and minimal levels of nonperforming loans and other real estate owned (OREO).
•

Total deposits increased during the first quarter of 2023, reflecting modest growth in time deposits, as a result of higher rates paid on certificates of deposit, and relatively stable lower-cost core deposits (noninterest-bearing demand, NOW, savings and money market accounts), which comprise more than 80% of total deposits. Less than 20% of total deposits are uninsured by the FDIC.

•	On April 18, 2023 the Company’s board of directors approved a quarterly dividend of $0.08 per share to stockholders of record as of June 2, 2023 to be paid on June 16, 2023.
•

In the first quarter of 2023, the Company's board of directors approved a stock repurchase plan to purchase up to $998,000 of the Company's common stock. Purchases may be made in open market transactions or privately negotiated transactions, in accordance with Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended. During the first quarter of 2023, the Company repurchased 68,619 shares of its common stock at an average price of $11.85.   In addition, since the end of the first quarter, the Company has purchased an additional 16,700 shares at an average price of $11.05.  Because the Company had used substantially all of the $998,000 allocated to the repurchase plan, on April 18, 2023, the Board formally terminated the plan.  In conjunction with a previous repurchase plan, the Company has repurchased just under 4% of its outstanding common stock since August 2022.

•	We adopted the current expected credit loss (CECL) standard effective January 1, 2023. As discussed below, our allowance for credit loss increased because of this adoption.

First Quarter of 2023 Operational Review

Net interest income after a $140,000 provision for credit losses for the quarter ended March 31, 2023 was $7.50 million compared with $6.69 million a year earlier, which included a $300,000 recovery of credit losses.

The credit loss provision, as indicated by the Bank’s allowance for credit losses methodology, reflected loan growth during the first quarter of 2023 and the adoption of the CECL standard that took effect on January 1, 2023.  The change in methodology resulting from the adoption resulted in an increase in the allowance for credit loss of $1.25 million,  before the effect of deferred taxes.    In addition, the adoption of CECL required us to create a liability of $779,000 related to unfunded loans.  The offset to the increase was a one-time decrease in retained earnings in the amount of $1.60 million, which equated to the increase in allowance, net of deferred taxes.  Management had anticipated that the adoption of CECL would lead to an increase the credit loss provision.

Total interest income increased to $9.10 million in the first quarter of 2023 compared with $6.92 million a year earlier. The year-over-year increase reflected organic loan growth and interest rate increases.  Higher rates have had a positive impact on the yields earned on interest earning assets. The yield on interest earning assets in the first quarter of 2023 was 4.14%, up from 3.09%  a year earlier. The interest spread was 3.33% compared with 2.80% a year earlier.

Total interest expense in the first quarter of 2023 was $1.46 million compared with $525,000 a year earlier.  Rates paid on interest bearing deposits were 0.71%, up from 0.17% a year earlier, primarily reflecting increased time deposits and higher deposit rates commensurate with the current interest rate environment.

J. Todd Scruggs, Executive Vice President and CFO, commented: “Steady loan growth and timely adjustments to rates on new and existing loans continues to drive meaningful increases of interest income, more than offsetting higher interest expense. Improvements in net interest margin and net interest spread reflected adjustments to our investment strategy based on rising interest rates. We are focused on maintaining a healthy balance between cost of funds and rates generated by earning assets.”

Noninterest income in the first quarter of 2023 was $3.04 million compared with $3.63 million in the first quarter of 2022, with the decline primarily reflecting lower gains on the sale of residential mortgages and partially offset by year-over-year growth in service charges, fees, and commissions resulting from increased debit card income.

A slowing of conventional mortgage originations due to rising mortgage interest rates have resulted in a decrease in the volume and amount of residential mortgages sold in the secondary market.

Noninterest income in the first quarter of 2023 was highlighted by solid fee income from corporate treasury services, increased interchange income earned on card activity and overdraft fees. Income from PWW contributed approximately $0.07 to earnings per share in the first quarter of 2023.

Noninterest expense in the first quarter of 2023 was $8.08 million compared with $7.65 million a year earlier, primarily reflecting slightly increased salaries and employee benefits and increases in professional and outside expenses (specifically data processing fees). The Company continued to demonstrate positive productivity trends in return on average equity, return on average assets and the efficiency ratio.

First Quarter of 2023 Balance Sheet Review

Total assets were $948.47 million at March 31, 2023 compared with $928.57 million at December 31, 2022, primarily reflecting loan and deposit growth during the quarter.

Loans, net of allowance for credit losses, increased to $618.22 million at March 31, 2023 from $605.37 million at December 31, 2022, led by growth in commercial real estate lending and residential mortgages. Commercial real estate loans (owner occupied and non-owner occupied and excluding construction loans) were approximately $356.34 million at March 31, 2023, up from approximately $320.27 million at March 31, 2022 and $341.89 million at December 31, 2022.

Management noted both the quality and diversity of the commercial loan portfolio, representing a variety of clients and business and economic sectors. Of the $124.99 million identified as non-owner occupied CRE, approximately $46 million represents loans to lessors of non-residential properties.

Michael A. Syrek, President of the Bank, commented: “While commercial lending activity has been subdued in the current interest rate environment, we believe the quality and strength of the portfolio is excellent. We have experienced growth and, importantly, high levels of customer retention. Clients in all our served markets are sound, stable, and performing well.

“Our focus on maintaining strong relationships with clients contributed to a significantly increased business with several key customers during the quarter. Customer retention and strong relationships are supported by the broad range of Bank of the James’ integrated banking services that include consultation, a range of banking options, and cash management services.”

Commercial loans (primarily C&I loans) were $93.74 million at March 31, 2023 compared with $104.92 million a year earlier and $95.88 million at December 31, 2022. Residential consumer construction loans were unchanged from a year earlier and commercial construction loans were $14.47 million at March 31, 2023 compared with $29.28 million a year earlier. Secured consumer loans rose to $92.63 million at March 31, 2023 from $84.00 million at March 31, 2022.

Residential mortgage loans held by the Bank increased to $45.58 million at March 31, 2023 compared with $32.94 million at March 31, 2022 and $43.05 million at December 31, 2022.

Asset quality has been consistently strong and stable, with a ratio of nonperforming loans to total loans of 0.02% at March 31, 2023. The allowance for credit losses to total loans was 1.23% at March 31, 2023 compared with 1.22% at December 31,  2022. In the first quarter of 2023, the Company finalized its allowance for credit losses model in accordance with the CECL standard (which the Bank was required to adopt on January 1, 2023). Management believes that the allowance in future quarters may increase to reflect the change in the model.

Total nonperforming loans were $101,000 at March 31, 2023, down 84% from December 31, 2022. Total nonperforming assets declined to $641,000 at March 31, 2023 from $1.20 million at December 31, 2022.

Total deposits at March 31, 2023 were $864.44 million compared with $848.14 million at December 31, 2022. Total deposits continued to reflect good noninterest demand deposit activity,  judicious addition of time deposits, and were partially offset by a decrease in core deposits, which despite the decrease represent a high percentage of our deposits.

Management believes that the Bank has the ability to meet its liquidity needs.    We have on-balance sheet liquidity in the form of cash and cash equivalent in the amount $64.98 million as of March 31, 2023.  In addition, although we have the intention, and management believes the ability, to hold our available-for-sale securities to maturity, they serve as an additional source of on-balance sheet liquidity.  We have access to unsecured lines of credit in an amount of approximately $33 million.  Moreover, we have pledged $37 million in par value of our available-for-sale securities pursuant to the Bank Term Funding Program and we can access that amount at any time.  Further, we could pledge all or some of the remaining portions of our securities and loan portfolios  in order to generate additional liquidity, if necessary.  We currently have no borrowings under the Bank Term Funding Program or our lines of credit.

The Company’s total retained earnings were $31.42 million at March 31, 2023 compared with $31.03 million at December 31, 2022.  Total stockholders’ equity was $52.38 million at March 31, 2023, up from $50.23 million at December 31, 2022 but down from historical levels. Tangible book value per share increased to $11.49 at March 31, 2023 from $10.85 at December 31, 2022. Measures of shareholder value continue to reflect market value changes of the Company’s available-for-sale securities portfolio, reflecting the impact of higher interest rates. These mark-to-market losses are excluded from the Bank’s regulatory capital.  The Company does not expect to realize the unrealized losses as it has the intent and ability to hold the securities until their recovery, which may be at maturity. The duration of the Company’s overall securities portfolio is approximately 6 years.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates,  changes in the value of real estate securing loans made by the Bank as well as the potential for the resurgence of COVID-19 and geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

CONSOLIDATED FINANCIAL INFORMATION FOLLOWS

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	3/31/2023	12/31/2022

Cash and due from banks	$23,282	$30,025
Federal funds sold	41,695	31,737
Total cash and cash equivalents	64,977	61,762

Securities held-to-maturity, at amortized cost (fair value of $3,211 in 2023 and $3,135 in 2022)	3,634	3,639
Securities available-for-sale, at fair value	189,587	185,787
Restricted stock, at cost	1,387	1,387
Loans, net of allowance for credit losses of $7,715 in 2023 and $6,259 in 2022	618,223	605,366
Loans held for sale	1,163	2,423
Premises and equipment, net	17,796	17,974
Interest receivable	2,574	2,736
Cash value - bank owned life insurance	21,169	19,237
Customer relationship Intangible	7,705	7,845
Goodwill	2,054	2,054
Other real estate owned	540	566
Other assets	17,662	17,795
Total assets	$948,471	$928,571

Liabilities and Stockholders' Equity

Deposits
Noninterest bearing demand	$150,829	$154,884
NOW, money market and savings	544,643	560,479
Time	168,965	132,775
Total deposits	864,437	848,138

Capital notes, net	10,039	10,037
Other borrowings	10,314	10,457
Interest payable	218	89
Other liabilities	11,082	9,624
Total liabilities	$896,090	$878,345

Stockholders' equity
Preferred stock $2.14 par value; authorized 1,000,000 shares; none issued and outstanding
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding
4,560,038 as of March 31, 2023 and 4,628,657 as of December 31, 2022	9,758	9,905
Additional paid-in-capital	35,402	36,068
Accumulated other comprehensive (loss)	(24,198)	(26,781)

Retained earnings	31,419	31,034
Total stockholders' equity	$52,381	$50,226

Total liabilities and stockholders' equity	$948,471	$928,571

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

Interest Income	For the Three Months Ended March 31,
	2023	2022
Loans	$7,426	$5,905
Securities
US Government and agency obligations	320	258
Mortgage backed securities	414	307
Municipals	300	289
Dividends	8	4
Other (Corporates)	143	108
Interest bearing deposits	148	7
Federal Funds sold	339	37
Total interest income	9,098	6,915

Interest Expense
Deposits
NOW, money market savings	360	126
Time Deposits	861	178
FHLB borrowings	31	-
Finance leases	23	25
Other borrowings	99	114
Capital notes	82	82
Total interest expense	1,456	525

Net interest income	7,642	6,390

Provision for (recovery of) credit losses	140	(300)

Net interest income after provision for (recovery of) credit losses	7,502	6,690

Noninterest income
Gains on sale of loans held for sale	923	1,904
Service charges, fees and commissions	983	592
Wealth management fees	1,006	1,015
Life insurance income	132	113
Other	-	7

Total noninterest income	3,044	3,631

Noninterest expenses
Salaries and employee benefits	4,268	3,989
Occupancy	472	471
Equipment	676	606
Supplies	148	142

Professional, data processing, and other outside expense	1,371	1,054
Marketing	194	192
Credit expense	196	262
Other real estate expenses, net	26	6
FDIC insurance expense	104	130
Amortization of intangibles	140	140
Other	480	656
Total noninterest expenses	8,075	7,648

Income before income taxes	2,471	2,673

Income tax expense	487	534

Net Income	$1,984	$2,139

Weighted average shares outstanding - basic and diluted	4,618,684	4,740,657

Net income per common share - basic and diluted	$0.43	$0.45

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Mar 31, 2023	Three months ending Mar 31, 2022	Change
Interest income	$9,098	$6,915	31.57%
Interest expense	1,456	525	177.33%
Net interest income	7,642	6,390	19.59%
Provision for (recovery of) credit losses	140	(300)	-146.67%
Noninterest income	3,044	3,631	-16.17%
Noninterest expense	8,075	7,648	5.58%
Income taxes	487	534	-8.80%
Net income	1,984	2,139	-7.25%
Weighted average shares outstanding - basic	4,618,684	4,740,657	(121,973)
Weighted average shares outstanding - diluted	4,618,684	4,740,657	(121,973)
Basic net income per share	$0.43	$0.45	$(0.02)
Fully diluted net income	$0.43	$0.45	$(0.02)

Balance Sheet at	Mar 31,	Dec 31,		Mar 31,	Dec 31,
period end:	2023	2022	Change	2022	2021	Change
Loans, net	$618,223	$605,366	2.12%	$588,924	$576,469	2.16%
Loans held for sale	1,163	2,423	-52.00%	6,516	1,628	300.25%
Total securities	193,221	189,426	2.00%	216,267	164,922	31.13%
Total deposits	864,437	848,138	1.92%	881,427	887,056	-0.63%
Stockholders' equity	52,381	50,226	4.29%	60,579	69,429	-12.75%
Total assets	948,471	928,571	2.14%	973,585	987,634	-1.42%
Shares outstanding	4,560,038	4,628,657	(68,619)	4,740,657	4,740,657	-
Book value per share	$11.49	$10.85	$0.64	$12.78	$14.65	$(1.87)

Daily averages:	Three months ending Mar 31, 2023	Three months ending Mar 31, 2022	Change
Loans	$617,548	$581,619	6.18%
Loans held for sale	2,434	3,635	-33.04%
Total securities	224,541	198,551	13.09%
Total deposits	854,900	876,023	-2.41%
Stockholders' equity	49,512	70,700	-29.97%
Interest earning assets	891,142	908,261	-1.88%
Interest bearing liabilities	725,348	741,202	-2.14%
Total assets	941,647	977,643	-3.68%

Financial Ratios:	Three months ending Mar 31, 2023	Three months ending Mar 31, 2022	Change
Return on average assets	0.85%	0.89%	(0.04)
Return on average equity	16.25%	12.27%	3.98
Net interest margin	3.48%	2.86%	0.62
Efficiency ratio	75.57%	76.32%	(0.75)
Average equity to average assets	5.26%	7.23%	(1.97)

Allowance for credit losses on loans:	Three months ending Mar 31, 2023	Three months ending Mar 31, 2022	Change
Beginning balance	$6,259	$6,915	-9.49%
Retained earnings adjustment related to impact of adoption of ASU 2016-13	1,245	-	N/A
Provision for (recovery of) credit losses	140	(300)	-146.67%
Charge-offs	(33)	(8)	312.50%
Recoveries	104	263	-60.46%
Ending balance	7,715	6,870	12.30%

Nonperforming assets:	Mar 31, 2023	Dec 31, 2022	Change	Mar 31, 2022	Dec 31, 2021	Change
Total nonperforming loans	$525	$633	-84.04%	$852	$954	-10.69%
Other real estate owned	540	566	-4.59%	761	761	0.00%
Total nonperforming assets	1,065	1,199	-11.18%	1,613	1,715	-5.95%

Asset quality ratios:	Mar 31, 2023	Dec 31, 2022	Change	Mar 31, 2022	Dec 31, 2021	Change
Nonperforming loans to total loans	0.02%	0.10%	(0.08)	0.14%	0.16%	(0.02)
Allowance for credit losses to total loans	1.23%	1.22%	0.01	1.15%	1.19%	(0.03)
Allowance for credit losses to nonperforming loans	7,638.61%	1,185.47%	6,453.15	806.34%	724.84%	81.50